EXHIBIT 10.11

PERFORMANCE VESTING

HANCOCK FABRICS, INC.
2001 STOCK INCENTIVE PLAN
(As Amended And Restated)

NONQUALIFIED STOCK OPTION AGREEMENT

Employee/Optionee:

Number of Shares:	_____________ Shares

Option Exercise Price:	$____________ Per Share

Date of Grant:	_____________, 2012

Vesting Schedule:	As provided in Section 3 below

THIS OPTION AGREEMENT (the “Agreement”) is entered into as of the ______ day of _________, 2012, by and between HANCOCK FABRICS, INC., a Delaware corporation (the “Company”), and the employee designated above (the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Company maintains the Hancock Fabrics, Inc. 2001 Stock Incentive Plan, as amended and restated effective as of January 30, 2011 (the “Plan”); and

WHEREAS, as of the date hereof, the Committee responsible for administration of the Plan granted the Option as provided herein;

NOW, THEREFORE, the parties agree as follows:

1.            Grant of Option.

1.1           Option.  An option to purchase shares of the Company’s Common Stock, par value $.01 per share (the “Shares”), is hereby granted to the Optionee (the “Option”).

1.2           Number of Shares.  The number of Shares that the Optionee can purchase upon exercise of the Option and the dates upon which the Option can first be exercised are set forth above and in Section 3 below.

1.3           Option Exercise Price.  The price the Optionee must pay to exercise the Option (the “Option Exercise Price”) is set forth above.

1.4           Date of Grant.  The date the Option is granted (the “Date of Grant”) is set forth above.

1.5           Type of Option. The Option is intended to be a Nonqualified Stock Option.  It is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time, or any successor provision thereto.

1.6           Construction.  This Agreement shall be construed in accordance and consistent with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.7           Condition.  The Option is conditioned on the Optionee’s execution of this Agreement.  If this Agreement is not executed by the Optionee, it may be canceled by the Committee.  The Company may, in its sole discretion, decide to deliver by electronic means any documents related to the Options granted under the Agreement or to request by electronic means Optionee’s consent to the terms and conditions of the Agreement and participation in the Plan.  Optionee hereby consents to receive such documents by electronic delivery and, if requested, to agree to the terms and conditions of the Agreement and to participation in the Plan through an on-line or electronic system established and maintained by the Company or any third party designated by the Company.

2.            Duration.

The Option shall be exercisable to the extent and in the manner provided in Sections 3 and 4 below for a period of seven (7) years from the Grant Date (the “Exercise Term”); provided, however, that the Option may be earlier terminated as provided in Section 1.7 and Section 5.

3.            Vesting.

[Subject to earlier termination of the Option as provided in Section 1.7 and Section 5, the Option shall vest, and may be exercised, with respect to the Shares, as follows:  if Optionee remains employed as an employee by the Company, the Options shall vest and become exercisable on the dates indicated below (each date on which the Options vest and become exercisable is hereinafter referred to as a “Vesting Date”) in accordance with the achievement of the Performance Targets for the Performance Measures as provided in Schedule A attached hereto as of the applicable Vesting Date:

Vesting Date                                Number of Options

April 30, 2013
April 30, 2014
April 30, 2015

The number of Options vesting and becoming exercisable on each Vesting Date shall be determined in accordance with Schedule A.  The number of Options eligible for vesting on a Vesting Date that do not vest in accordance with Schedule A shall be immediately forfeited and shall not be subject to vesting in the future.

The Option may vest earlier as provided in Section 8.  The right to purchase the Shares as they become vested shall be cumulative and shall continue during the Exercise Term unless sooner terminated as provided herein.]1

4.             Manner of Exercise and Payment.

4.1           Exercise and Payment.  Once a portion of the Option becomes exercisable, the Optionee can exercise such part of the Option through such electronic or other means as may be provided by the Company.  The Option may be exercised in whole or in part with respect to the vested Shares; provided, however, the Committee may establish a minimum number of Shares (e.g., 100) for which an Option may be exercised at a particular time.  Within thirty (30) days of exercise of the Option, the Company shall deliver certificates evidencing the Shares to the Optionee, duly endorsed for transfer to the Optionee, free and clear of all liens, security interests, pledges or other claims or charges.  Contemporaneously with the exercise of the Option, Optionee shall tender the Option Exercise Price to the Company, by cash, check, wire transfer, delivery of, or attestation to, Shares already owned or a cashless exercise, or such other payment method as may be acceptable to the Committee pursuant to the Plan.

4.2           No Rights as Shareholder.  The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to the Option until (i) the Option shall have been exercised pursuant to the terms of this Agreement and the Optionee shall have paid the full purchase price for the number of Shares in respect of which the Option was exercised, (ii) the Company shall have issued and delivered the Shares to the Optionee, and (iii) the Optionee’s name shall have been entered as a shareholder of record on the books of the Company, whereupon the Optionee shall have full voting and other ownership rights with respect to such Shares.

5.             Termination of Employment.

5.1           Termination of Employment.  If the Optionee’s employment with the Company is terminated by the Company (including as a result of death or Disability) or if Optionee terminates his employment, all outstanding unvested Options granted to the Optionee shall be immediately forfeited.  Unless the Optionee is terminated by the Company for engaging in Detrimental Activity (as defined in Section 10 below), in which event the Optionee’s right to exercise any vested Options shall be terminated immediately, the Options vested at the time of Optionee’s termination of employment shall remain exercisable for thirty (30) days after Optionee’s date of termination, provided, that if Optionee’s employment is terminated as a result of death, Disability or Retirement, the Options vested at the time of Optionee’s termination of employment shall remain exercisable at any time prior to the end of the Exercise Term or for one (1) year after Optionee’s date of termination, whichever period is shorter.

1 Vesting requirements to be determined at the time of grant.

5.2           Employment with a Subsidiary.  For purposes of this Section and Section 9, employment with the Company includes employment with any Subsidiary of the Company or service as a Director on the Board of Directors of the Company.

6.             Nontransferability.

The Option shall not be transferable other than by will or by the laws of descent and distribution, and during the lifetime of the Optionee, the Option shall be exercisable only by the Optionee.  Notwithstanding the foregoing, any portion or all of the Option which is vested may be transferred, in whole or in part, without consideration, to Optionee’s Immediate Family.  Appropriate evidence of any such transfer to a member of Optionee’s Immediate Family shall be delivered to the Company on such forms as the Committee or Company shall prescribe and shall comply with and indicate the Optionee’s (if during the lifetime of the Optionee) and the member of the Immediate Family’s agreement to abide by the Company’s then current stock option transfer guidelines.  If all or part of the Option is transferred to a member of Optionee’s Immediate Family, the member of Optionee’s Immediate Family shall remain subject to all terms and conditions applicable to such Option prior to the transfer.

7.             Restrictions on the Options; Restrictions on the Shares.

The Option may not be exercised at any time unless, in the opinion of counsel for the Company, the issuance and sale of the Shares issued upon such exercise is exempt from registration under the Securities Act of 1933, as amended, or any other applicable federal or state securities law, rule or regulation, or the Shares have been duly registered under such laws.  The Company intends to register the Shares issuable upon the exercise of the Option; however, until the Shares have been registered under all applicable laws, the Optionee shall represent, warrant and agree, as a condition to the exercise of the Option, that the Shares are being purchased for investment only and without a view to any sale or distribution of such Shares and that such Shares shall not be transferred or disposed of in any manner without registration under such laws, unless it is the opinion of counsel for the Company that such a disposition is exempt from such registration.  The Optionee acknowledges that an appropriate legend giving notice of the foregoing restrictions shall appear conspicuously on all certificates evidencing the Shares issued upon the exercise of the Option.

8.             Effect of Change in Control.

8.1           Vesting.  Upon a Change in Control, all outstanding unvested Options shall become immediately and fully exercisable, and shall remain exercisable as otherwise provided in this Agreement.

8.2           Termination of Options.  The Committee, in its discretion, may terminate the Options upon a Change in Control; provided, however, that at least 30 days prior to the Change in Control, the Committee notifies the Optionee that the Options will be terminated and provides the Optionee, either, at the election of the Committee, (i) a cash payment equal to the difference between the Fair Market Value of the vested Options (including Options that would become vested upon the Change in Control in accordance with Section 8.1 above) and the Exercise Price for such Options, computed as of the date of the Change in Control and to be paid no later than 3 business days after the Change in Control, or (ii) the right to exercise all vested Options (including Options that would become vested upon the Change in Control in accordance with Section 8.1 above) immediately prior to the Change in Control.

9.             No Right to Continued Employment.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate the Optionee’s employment at any time.

10.           Employment Covenants

In consideration of the grant of Options pursuant to this Agreement and Optionee’s continued employment with the Company, Optionee hereby agrees to the following covenants:

10.1           Covenant Against Competition.  While Optionee is employed with the Company or its affiliates, and for a period of two (2) years after Optionee’s employment with the Company terminates for any reason, Optionee will not, directly or indirectly, provide Services within the United States of America, whether as an owner, investor, lender, employee, director, officer, independent contractor, or consultant to any Competitor.  Each of the following entities shall be deemed to be a “Competitor” under this Agreement:  A.C. Moore Arts & Crafts, Inc., Jo-Ann Stores, Inc., Calico Corners, Inc., Hobby Lobby Stores, Inc. and Michaels Stores, Inc.  The Optionee acknowledges that the United States of America comprises the geographic territory in which Optionee performs Services on behalf of the Company.  “Services” means the provision of management and strategic business advice, direction and guidance.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that such court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

10.2           Non-Disclosure.  During the course of Optionee’s employment with the Company, Optionee will have access to certain Confidential Information.  Optionee agrees to hold in strictest confidence and not to use, except for the benefit of the Company, the Company’s Confidential Information.  For purposes of this Agreement, “Confidential Information” means any information, without regard to form, relating to the Company’s and its subsidiaries’ and affiliates’ customers, operations, finances, and business that derives economic value, actual or potential, from not being generally known to other persons or entities, including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, inventions, improvements, writings, memoranda, reports, drawings, sketches, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing.  Confidential Information includes information disclosed to the Company by third parties that the Company is obligated to maintain as confidential.  Confidential Information shall not include any information that:  (i) at the time of the disclosure was generally known to the public, (ii) becomes known to the public through no violation of this Agreement, or (iii) is disclosed to Optionee by a third party that is not under an obligation to maintain the confidentiality of the information.  In the event that Optionee becomes legally compelled to disclose any confidential Information, Optionee shall provide the Company with prompt written notice of such requirement prior to any disclosure to allow the Company to seek a protective order or other remedy.  Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret under applicable law shall only be treated as Confidential Information under this Agreement for a two (2) year period following Optionee’s termination of employment.

10.3           Nondisparagement.  Optionee agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Company, its employees, directors, and officers.  Optionee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the news media, investors, potential investors, any board of directors or advisory board or directors, industry analysts, competitors, strategic partners, vendors, employees (past and present), and customers.  Optionee understands that this nondisparagement provision does not apply on occasions when Optionee is subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, or to conduct or testimony in the context of enforcing this Agreement or other rights, powers, privileges, or claims.  Optionee also understands that the foregoing nondisparagement provision does not apply on occasions when Optionee provides truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding.

10.4           Cancellation and Recession.  If, at any time, (i) during Optionee’s employment with the Company or a Subsidiary or (ii) during the period after Optionee’s termination of employment with the Company or any Subsidiary for any reason, but not to exceed 24 months following Optionee’s termination of employment, Optionee engages in any “Detrimental Activity” (as defined below), the Committee may, notwithstanding any other provision in this Agreement to the contrary, cancel, rescind, suspend, withhold or otherwise restrict or limit this grant of Options as of the first date Optionee engaged in the Detrimental Activity, as determined by the Committee.  Without limiting the generality of the foregoing, the Committee may also require Optionee to pay to the Company the amount realized by Optionee from the Shares subject to this award of Options that vested and were exercised during the period beginning six months prior to the date on which Optionee engaged or began engaging in Detrimental Activity.  As used in this Agreement, “Detrimental Activity” means the breach or violation by the Optionee of any of the covenants of the Optionee in this Section 6.

11.           Adjustments.

In the event of a change in capitalization as provided in Section 17 of the Plan, the Committee shall make appropriate adjustments to the number and class of Shares or other stock or securities subject to the Option and the Option Exercise Price for such Shares or other stock or securities.  The Committee’s adjustments shall be made in accordance with the provisions of Section 17 of the Plan and shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

12.           Withholding of Taxes.

The Company shall have the right to deduct from any distribution of cash to the Optionee an amount equal to the federal, state and local income taxes and other amounts as may be required by law to be withheld (the “Withholding Taxes”) with respect to the Option.  If the Optionee is entitled to receive Shares upon exercise of the Option, the Optionee shall pay the Withholding Taxes (if any) to the Company in cash prior to the issuance of such Shares.  In satisfaction of the Withholding Taxes, the Optionee may make a written election (the “Tax Election”) to have withheld a portion of the Shares issuable to him or her upon exercise of the Option, having an aggregate Fair Market Value equal to the withholding Taxes, provided that, if the Optionee may be subject to liability under Section 16(b) of the Exchange Act, the election must comply with the requirements applicable to Share transactions by such Optionee.

13.           Modification of Agreement.

Except as provided in Section 8, this Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, only by a written instrument executed by the parties hereto.

14.           Severability.

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.           Data Privacy; Transfer of Data

By accepting the Award, Optionee (a) explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of any of Optionee’s personal data that is necessary to facilitate the implementation, administration and management of the Award and the Plan, (b) understands that the Company and any Subsidiary may, for the purpose of implementing, administering and managing the Plan, hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, and details of all awards or entitlements to Shares granted to Optionee under the Plan or otherwise (“Data”), (c) understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, including any broker with whom the Shares issued with respect to an Award may be deposited, and that these recipients may be located in Optionee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Optionee’s country; (d) waives any data privacy rights Optionee may have with respect to the Data; and (e) authorizes the Company and any Subsidiary and its agents to store and transmit such information in electronic form.

16.           Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

17.           Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon each successor corporation to the Company.  This Agreement shall inure to the benefit of the Optionee’s legal representatives.  All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be final, binding and conclusive upon the Optionee’s heirs, executors, administrators and successors.

18.           Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee.  Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

HANCOCK FABRICS, INC.

By:
Name:
Title:

By signing below, Optionee hereby accepts the Option subject to all its terms and provisions and agrees to be bound by the terms and provisions of the Plan.  Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee responsible for administration of the Plan, upon any questions arising under the Plan.  Optionee authorizes the Company to withhold, in accordance with applicable law, from any compensation payable to him or her, any taxes required to be withheld by federal, state or local law as a result of the grant, existence or exercise of the Option.

OPTIONEE

Signature:
Name: